Exhibit 99.4

December 31, 2020

GigCapital3, Inc

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Consent to Reference in Proxy Statement/Prospectus

GigCapital3, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Thaddeus Senko
Name: Thaddeus Senko